EXHIBIT NO. 10.4 - FORM OF SPECIAL TERMINATION AGREEMENT, AS
AMENDED, BETWEEN FIDELITY FEDERAL SAVINGS BANK AND ELIZABETH
DOOLAN AND VARIOUS OFFICERS

The attached Special Termination Agreement dated December 3, 1993, as amended, between Fidelity Federal Savings Bank and Elizabeth Doolan and is substantially identical in all material respects (except as otherwise noted below) with the other executive officer contracts listed below which are not being filed. By action of the Board of Directors of Fidelity Federal Savings Bank, the term of each of these agreements has been extended to April 1, 2004.


Parties to Employment Agreement:
--------------------------------

Fidelity Federal Savings Bank and Glenn Kozeluh
Fidelity Federal Savings Bank and Robert Hoffman
Fidelity Federal Savings Bank and Lindalee Hansen
Fidelity Federal Savings Bank and Mary Mills
Fidelity Federal Savings Bank and Judith Leaf


FIDELITY FEDERAL SAVINGS BANK
SPECIAL TERMINATION AGREEMENT, AS AMENDED

This AGREEMENT is made effective as of April 1, 2002 by and between Fidelity Federal Savings Bank (the "Bank"), a federally chartered savings institution, with its office at 5455 West Belmont Avenue, Chicago, Illinois and Elizabeth Doolan ("Executive"). The Bank is a wholly owned subsidiary of Fidelity Bancorp, Inc. (the "Company"), a corporation organized under the laws of the State of Delaware.

WHEREAS, the Bank and Executive have previously entered into that certain Special Termination Agreement dated December 15, 1993;
and

WHEREAS, the Bank and the Executive desire to amend the Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants therein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1. TERM OF AGREEMENT
The term of this Agreement shall be deemed to have commenced as of the date first above written and shall continue for a period of twenty-four (24) full calendar months thereafter. Commencing on the first anniversary date of this Agreement and continuing at each anniversary date thereafter, the Board of Directors of the Bank (the "Board") may extend this Agreement for an additional year; provided, however, that upon a Change in Control the term shall be automatically renewed for a period of twenty-four (24) full calendar months. The Board will review the Agreement and the Executive's performance annually for purposes of determining whether to extend the Agreement, and the results thereof shall be included in the minutes of the Board's meeting.

2. DEFINITIONS

(a) Change in Control. The term "Change in Control" shall mean a change in control of the Bank or the Company of a nature that:
(i) would be required to be reported in response to item 1(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); or (ii) results in a Change in Control of the Bank or the Company within the meaning of the Home Owners' Loan Act of 1933 and the Rules and Regulations promulgated by the Office of Thrift Supervision ("OTS") (or its predecessor agency), as in effect on the date hereof (provided that in applying the definition of change in control or presumptive change in control or acting in concert or presumptive acting in concert as set forth under the Rules and Regulations of the OTS, ownership by a person or group, including a presumptive group, of at least 15% of the voting stock of the Bank or the Company shall be required, and provided further that ownership of stock by a tax qualified employee benefit plan of the Bank or the Company shall not be subject to presumptions of control or acting in concert); or
(iii) without limitation, such a Change in Control shall be deemed to have occurred at such time as (a) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank or Company representing 20% or more of the combined voting power of the Bank's or the Company's outstanding securities except for any securities of the Bank purchased by the Company in connection with the conversion of the Bank to the stock form and any securities purchased by the Bank's employee stock ownership plan and trust; or (b) individuals who constitute the Board of Directors of the Company on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company's stockholders was approved by the Company's Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (b), considered as though he were a member of the Incumbent Board; or (c) a plan of reorganization, merger, consolidation sale of all or substantially all the assets of the Bank or Company or similar transaction occurs in which the Bank or the Company is not the surviving entity.

(b) Cause. The term "Cause" shall mean termination of the Executive's employment because of the Executive's (i) personal dishonesty; (ii) material incompetence; (iii) willful misconduct;
(iv) breach of fiduciary duty involving personal profit; (v) intentional failure to perform stated duties; (vi) willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease and desist order; or (vii) material breach of any material provision of this Agreement. In determining material incompetence, the acts of omissions shall be measured against standards generally prevailing in the savings institutions industry. For purposes of this subsection, no act, or failure to act, on Executive's part shall be "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interests of the Bank or its affiliates. Executive shall be entitled to thirty (30) days' prior written notice (the "Notice of Termination") of the Bank's intention to terminate Executive's employment for Cause, and such Notice of Termination shall specify the grounds for such termination, afford the Executive a reasonable opportunity to cure any conduct or act (if curable) alleged as grounds for such termination; provide the Executive with a reasonable opportunity to present to the Board of Directors of the Bank, together with counsel, the Executive's position regarding any dispute relating to the existence of such Cause. Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board of Directors of the Bank at a meeting of the Board called and held for that purpose (after reasonable notice to the Executive), finding that in the good faith opinion of the Board, the Executive was guilty of conduct justifying termination for Cause and specifying the particulars thereof in detail. The Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause. Any stock options or limited rights granted to Executive under any stock option plan or any unvested awards granted under any other stock benefit plan of the Bank, the Company or any subsidiary thereof, shall become null and void effective upon Executive's Date of Termination for Cause.

(c) Constructive Discharge. The term "Constructive Discharge" shall mean the Executive's voluntary termination in connection with or following a Change in Control during the term of this Agreement, which termination is a result of: (i) any demotion, or loss of title, office or significant authority; (ii) reduction in annual compensation or benefits; or (iii) relocation of Executive's principal place of employment by more than 30 miles from its location immediately prior to the Change in Control.

3. TERMINATION BENEFITS

(a) The Executive shall be entitled to the severance and benefits provided for in this Section 3 if either in connection with or following a Change in Control (as herein defined) during the term of this Agreement: (i) the Executive is terminated by the Bank or its successor, other than for Cause, or (ii) the Executive is Constructively Discharged. The Executive shall be entitled to severance pay or liquidated damages, or both, equal to two (2) times the sum of: (i) the average of the two preceding years' base salary, calculated for the two year period immediately preceding the date such amount is to be determined; plus (ii) the highest bonus paid to the Executive during the two preceding years, calculated for the two year period immediately preceding the date such amount is to be determined; plus (iii) the sum of the Bank's contributions to the Bank's Employee Stock Ownership Plan and the Bank's 401(k) Plan (and not the Executive's contributions to the 401(k) Plan) made on behalf of the Executive for the two year period immediately preceding the date such amount is to be determined, divided by two (2). For purposes of determining base salary under this Subsection, the Executive shall be deemed to have been paid during any period of leave at the base salary rate in effect as of the date the leave commenced.

(b) In addition to the amount determined under subsection (a) the Bank shall cause to be continued the Executive's life, medical, dental and disability coverage substantially identical to the coverage maintained by the Bank for the Executive prior to Executive's termination. Such coverage shall cease upon the expiration of the earlier of: (i) twenty-four (24) months; or
(ii) Executive's employment by another employer and coverage under plans that provided Executive with substantially identical coverage.

(c) The amount payable under subsection (a) hereof shall be paid to the Executive, or in the event of Executive's subsequent death, his beneficiary or beneficiaries, or his estate as the case may be. Payment shall be made in one lump sum within ten
(10) business days of the Executive's Date of Termination; provided, however, that the Executive may elect, prior to termination of employment and the right to receive any amounts hereunder, to have the amount payable in equal monthly installments over twenty-four (24) months.

(d) Notwithstanding the preceding paragraphs of this Section 3 and except as provided in this subsection (d), in the event that it shall be determined that any payment, benefit or other entitlement under this Agreement and any other plan or arrangement of the Bank or the Company (the "Total Payments") would constitute an "Excess Parachute Payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and thereby be subject to the excise tax imposed by
Section 4999 of the Code or any similar successor provision or any interest or penalties with respect to such excise tax (collectively the "Excise Tax"), then, except in the case of a de Minimus Excess Amount (as defined below), the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes imposed upon the Gross-Up Payment (including any federal, state and local income, payroll and excise taxes and any interest or penalties imposed with respect to such taxes), the Executive retains an amount of the Gross Up Payment equal to the Excise Tax imposed upon the Total Payments (not including any Gross-Up Payment). If, at a later date, the Internal Revenue Service assesses a deficiency against the Executive for the Excise Tax which is greater than that which was determined at the time such amounts were paid, then the Bank shall pay to the Executive the amount of such unreimbursed Excise Tax plus any interest, penalties and reasonable professional fees or expenses incurred by the Executive as a result of such assessment, including all such taxes with respect to any such additional amount. The highest marginal tax rate applicable to individuals at the time of the payment of such amounts will be used for purposes of determining the federal and state income and other taxes with respect thereto. The Bank shall withhold from any amounts paid under this Agreement the amount of any Excise Tax or other federal, state or local taxes then required to be withheld. Computations of the amount of the Gross-Up Payment paid under this subparagraph shall be conclusively made by the Bank's independent accountants, in consultation, if necessary, with the Bank's independent legal counsel. If, after the Executive receives any Gross-Up Payment or other amount pursuant to this subparagraph, the Executive receives any refund with respect to the Excise Tax, the Executive shall promptly pay the Bank the amount of such refund within ten (10) days of receipt by the Executive. Notwithstanding the foregoing, in the event that the amount by with the present value of the Total Payments which would constitute an Excess Parachute Payment is less than 3% of the Total Payments, then such Excess Parachute Payment shall be deemed to be a "de Minimus Excess Amount" and the Executive shall not be entitled to a Gross-Up Payment. In such a case, the Total Payments will be reduced to an amount (the "Non-Triggering Amount"), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive's "base amount," as determined in accordance with Code Section 280G; provided that such reduction shall not be made unless the Non-Triggering Amount would be greater than the aggregate value of the Total Payments (without such reduction) minus the amount of Excise Tax required to be paid by Executive thereon. The allocation of the reduction required by the preceding sentence shall be determined by the Executive.

4. NOTICE OF TERMINATION

(a) Any purported termination by the Bank or by the Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

(b) "Date of Termination" shall mean (a) if Executive's employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that Executive shall not have returned to the performance of his or her duties on a full-time basis during such thirty (30) day period), and (b) if his or her employment is terminated for any other reason, the date specified in the Notice of Termination.

(c) If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, except upon the occurrence of a Change in Control and voluntary termination by the Executive in which case the Date of Termination shall be the date specified in the Notice, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal there from having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Bank will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue him as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the dispute is finally resolved in accordance with this Agreement. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

5. SOURCE OF PAYMENTS
All payments provided in this Agreement shall be paid in cash or check from the general funds of the Bank. The Company guarantees payment and provision of all amounts and benefits due hereunder to the Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank for any reason including the Bank being prohibited from making such payments, such amounts and benefits shall be paid or provided by the Company.

6. EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS
This Agreement contains the entire understanding between the parties hereto and supercedes any prior agreement between the Bank and the Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that the Executive is subject to receiving fewer benefits than those available to Executive without reference to this Agreement.


7. NO ATTACHMENT

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, the Executive, the Bank and the Company and its and their respective successors and assigns.

8. MODIFICATION AND WAIVER

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9. REQUIRED REGULATORY PROVISIONS

(a) The Bank may terminate the Executive's employment at any time, but any termination by the Bank, other than Termination for Cause, shall not prejudice the Executive's right to compensation or other benefits under this Agreement. The Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause.

(b) If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C.
section 1818(e)(3) or (g)(1)), the Bank's obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Executive all or part of the compensation withheld while their contract obligations were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. section 1818(e)(4) or (g)(1)), all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d)   If the Bank is in default (as defined in Section 3(x)(1)
(12 U.S.C. section 1813(x)(1)) of the Federal Deposit Insurance Act), all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e) All obligations of the Bank under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution, (i) by the Federal Deposit Insurance Corporation
(the "FDIC"), at the time FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 U.S.C. section 1823(c)) of the Federal Deposit Insurance Act; or (ii) by the OTS at the time the OTS or its District Director approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the OTS or FDIC to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(f) Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. section 1828(k) and FDIC Regulation 12 CFR
Part 359, Golden Parachute and Indemnification Payments.

10. REINSTATEMENT OF BENEFITS UNDER SECTION 9(b)
In the event the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice described in Section 9(b) hereof (the "Notice") during the term of this Agreement and a Change in Control, as defined herein, occurs, the Bank will assume it obligation to pay and the Executive will be entitled to receive all of the termination benefits provided for under Section 3 of this Agreement upon the Bank's receipt of a dismissal of charges in the Notice.

11. SEVERABILITY
If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

12. HEADINGS FOR REFERENCE ONLY
The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

13.  GOVERNING LAW
This Agreement shall be governed by the laws of the State of Illinois, but only to the extent not superceded by Federal law.

14. ARBITRATION
Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of the Bank, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. In the event any disputes or controversy arising under or in connection with Executive's termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of all back-pay, including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due Executive under this Agreement.

15. PAYMENT OF LEGAL FEES
All reasonable legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement, which payments are guaranteed by the Company pursuant to Section 5 hereof.

16. INDEMNIFICATION
The Bank shall provide the Executive (including Executive's heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at its expense, or in lieu thereof, shall indemnify the Executive (and Executive's heirs, executors and administrators) to the fullest extent permitted under Federal law against all expenses and liability reasonably incurred by Executive in connection with or arising out of any action, suit or proceeding in which Executive may be involved by reason of Executive having been a director or officer of the Bank (whether or not Executive continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements.

17. SUCCESSOR TO THE BANK OR THE COMPANY
The Bank and the Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Bank's and the Company's obligations under this Agreement, in the same manner and to the same extent that the Bank and the Company would be required to perform if no such succession or assignment had taken place.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized officers, and Executive has signed this Agreement, as of the 1st day of April, 2002.

ATTEST:                            FIDELITY FEDERAL SAVINGS BANK
/s/ Lindalee Hansen                BY: /s/ Raymond S. Stolarczyk
----------------                   NAME: Raymond S. Stolarczyk
                                   TITLE: Chairman and CEO


ATTEST:                            FIDELITY BANCORP, INC.
/s/ Lindalee Hansen                BY: /s/ Raymond S. Stolarczyk
-------------------                ------------------------------
                                   NAME: Raymond S. Stolarczyk
                                   TITLE: Chairman and CEO

ATTEST:                            /s/ Elizabeth Doolan
/s/ Lindalee Hansen                ELIZABETH DOOLAN